Exhibit 99.1

NEWS RELEASE

DATE:	July 22, 2010 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG — Announces Earnings for the Second Quarter 2010

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the second quarter ended June 30, 2010.  The Company reported net income of $2.2 million for the second quarter of 2010 and earnings per common share of $0.07 compared to a $38.1 million net loss and $1.93 loss per common share reported in the second quarter of 2009.  In the second quarter of 2009, the Company incurred a non-operating, non-cash goodwill impairment charge of $45.1 million (on a pre-tax basis).  Excluding the effect of this charge, the Company would have realized a profit for the quarter of $2.1 million, or $0.07 per common share.

Mr. Brown stated, “Credit related expenses continued to weigh down our earnings for the second quarter.  The high provision expense recorded for the quarter included approximately $6 million dollars related to two existing non-performing collateral-dependent loans for which we obtained updated appraisals. In both cases, the loans were land development loans that had been on non-accrual for more than a year.  Former appraisals supported the net value for which we were carrying each loan.  With the exception of one large loan that migrated to non-accrual status in the second quarter, we have no significant remaining non-performing collateral-dependent loans awaiting updated appraisals. I am not pleased with another quarter of high provision, but I am pleased that provision expense for new non-performing loans was down significantly.  I am also encouraged that the number and dollar amount of new non-performing loans is beginning to trend downward.”

Mr. Brown continued, “I am very pleased that our revenue continues to be stable.  Our net revenue for the second quarter of $36.7 million was six percent higher than the same quarter one year ago.  Significantly lower interest expense than one year ago has enabled our net interest margin to improve to 4.05%, a 19 basis point improvement over the second quarter of 2009.  This along with increases in fee income areas such as service charges, interchange income, and trust and investment income were the reasons for the improvement in total revenue.  Our strong revenue continues to enable us to work through our credit related problems.  I am hopeful that credit costs will begin to subside in the near future and we will begin to report much stronger earnings.”

Mr. Brown concluded, “I am happy to report that at the end of the quarter we converted our recently opened loan and deposit production office in Columbus, Indiana into a full service branch.  Columbus is part of our home market and we are pleased with our early results and very excited about our future growth opportunities there.”

NET INTEREST INCOME

Net interest income was $25.4 million for the second quarter of 2010, which was a $926 thousand increase over the second quarter of 2009, representing an increase of 3.8%.  As previously mentioned, the Company’s net interest margin, on a fully-taxable equivalent basis, was 4.05% for the second quarter of 2010 versus 3.86% for the second quarter of 2009.  The increase in the net interest margin was primarily related to a significant decrease in the cost of funds as the Company’s funding mix shifted slightly from higher-cost CD’s and borrowings to lower-cost transaction-based accounts.

NON-INTEREST INCOME

The Company’s non-interest income increased to $11.4 million for the second quarter of 2010 compared to $10.3 million for the same period in 2009.  Increases in investment securities gains, service charges, interchange income and trust and investment income were primarily offset by the decrease in mortgage banking income.  Interchange income continues to increase each period as customers change their preferred method of payment from checks to debit cards.

Mortgage banking income decreased year over year as refinancing volumes are down from the record levels realized in the 2009.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $22.6 million for the second quarter of 2010 compared to $67.9 million for the same period in 2009, a decrease of $45.3 million.  Excluding the impact of the goodwill impairment charge of $45.1 million taken in the second quarter of 2009, non-interest expenses were relatively flat.

BALANCE SHEET AND CAPITAL

Total assets were $2.9 billion as of June 30, 2010, virtually unchanged from the same period a year ago.  Total loans were $1.7 billion as of June 30, 2010, a decrease of $198 million compared to June 30, 2009.  Charge-offs of non-performing loans and overall weak loan demand continue to drive loan balances down.  In addition, as on-balance sheet, fixed-rate mortgage loans refinanced throughout the past year, the Company generally sold these loans to the secondary market to mitigate its interest rate risk.  On the liability side of the balance sheet, deposit balances remain at historically high levels.  Total deposits were $2.2 billion as of June 30, 2010.  The Company’s regulatory capital ratios remain strong and as of June 30, 2010 were the following: leverage ratio of 9.4%, tier one capital to risk-weighted assets of 14.7%, and total capital to risk-weighted assets of 16.0%.  In addition, as of June 30, 2010 the Company’s tangible common equity ratio was 6.3%.

ASSET QUALITY

Non-performing assets were $93.3 million as of June 30, 2010 compared to $89.4 million as of June 30, 2009, and represented 3.27% of total assets at June 30, 2010 compared to 3.05% at June 30, 2009.  On a linked-quarter basis, non-performing assets decreased by approximately $7.9 million.  The decrease was primarily attributable to charge-offs taken during the quarter and the sale of foreclosed assets.  Net charge-offs for the second quarter of 2010 were $14.4 million.  Through the six months ended June 30, 2010 net charge-offs were $27.5 million and represented 3.02% of average loans.  During the quarter, the Company obtained updated appraisals on two large non-performing loans where the Company is dependent on the liquidation of real estate to repay the loans.  The Company charged these loans down to their appraised values less estimated costs to sell.  These charge-downs decreased the loan loss reserve coverage of non-performing loans.  As of June 30, 2010, the Company was carrying approximately $18 million of non-performing loans at their estimated net realizable value with little or no loan loss reserve.  The Company’s allowance for loan losses was $41.4 million and represented 2.36% of total outstanding loans at June 30, 2010.  This compares to $47.5 million as of June 30, 2009, or 2.43% as a percent of loans and $43.0 million as of March 31, 2010, or 2.36% of total loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Income Statement Summary
Interest Income	$34,039	$36,104	$68,310	$71,327
Interest Expense	8,675	11,666	17,715	23,515
Net Interest Income	25,364	24,438	50,595	47,812
Provision for Loan Losses	12,750	10,395	22,250	21,795
Noninterest Income:
Insurance commissions	599	555	1,117	1,036
Trust and investment product fees	617	335	1,182	641
Mortgage banking	1,687	2,969	3,211	5,591
Service charges on deposit accounts	4,378	4,054	8,247	7,402
Gain on sales of securities	1,925	171	2,978	209
Interchange income	1,410	1,122	2,674	2,106
Other	744	1,140	1,782	2,522
Total Noninterest Income	11,360	10,346	21,191	19,507
Noninterest Expense:
Employee	12,431	11,643	24,876	23,181
Occupancy	1,531	1,611	3,386	3,429
Equipment	1,990	1,886	3,888	3,570
Intangible amortization	517	549	1,033	1,095
Telecommunications	482	565	946	1,048
Stationary, printing, and supplies	386	431	719	790
Goodwill impairment	—	45,076	—	45,076
FDIC assessment	1,095	2,094	2,358	2,822
Other	4,145	4,006	7,856	7,328
Total Noninterest Expense	22,577	67,861	45,062	88,339
Earnings (Loss) Before Income Taxes	1,397	(43,472)	4,474	(42,815)
Provision (benefit) for Income Taxes	(768)	(5,403)	(940)	(5,924)
Net Income (Loss)	$2,165	$(38,069)	$5,414	$(36,891)
Preferred Dividends & Accretion	$(764)	$(764)	$(1,527)	$(1,392)
Net Income (Loss) Available to Common Shareholders	$1,401	$(38,833)	$3,887	$(38,283)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Average Balance Sheet Data
Gross Loans	$1,797,297	$2,002,239	$1,831,020	$2,008,063
Earning Assets	2,627,683	2,610,159	2,625,928	2,596,735
Total Assets	2,891,335	2,902,971	2,884,303	2,894,784
Noninterest Bearing Deposits	254,829	238,536	247,933	233,490
Interest Bearing Deposits	2,010,897	1,929,271	2,001,588	1,870,832
Total Interest Bearing Liabilities	2,310,300	2,279,143	2,312,247	2,280,653
Shareholders’ Equity	300,104	360,193	299,138	355,679

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Per Share Data
Diluted Earnings Per CommonShare	$0.07	$(1.93)	$0.19	$(1.90)
Cash Dividends Per Common Share	0.01	0.05	0.02	0.20
Market Value - High	9.00	10.35	9.00	15.16
Market Value - Low	6.70	7.00	4.40	4.85
Average Outstanding Shares (diluted)	20,161,976	20,136,362	20,150,499	20,136,362

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Key Ratios
Return on Average Assets	0.30%	-5.26%	0.38%	-2.57%
Return on Average Equity	2.89%	-42.39%	3.65%	-20.92%
Net Interest Margin	4.05%	3.86%	4.07%	3.80%
Efficiency Ratio (1)	59.49%	64.00%	60.74%	62.79%
Net Overhead to Average Assets (1)	1.56%	1.72%	1.67%	1.65%

	June 30	March 31	December 31	June 30
	2010	2010	2009	2009
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,755,201	$1,824,824	$1,885,447	$1,959,856
Allowance for Loan Losses	41,436	43,025	46,648	47,546
Total Securities	741,351	727,279	714,607	581,837
Goodwill and Intangible Assets	73,044	73,561	74,077	109,342
Total Assets	2,851,700	2,861,257	2,906,530	2,928,661
Noninterest Bearing Deposits	270,682	256,099	250,438	247,370
Interest Bearing Deposits	1,973,643	1,963,264	2,020,212	2,009,950
Other Borrowings	240,496	269,003	272,231	282,047
Shareholders’ Equity	303,592	297,787	294,462	315,808

	June 30	March 31	December 31	June 30
	2010	2010	2009	2009
Other Balance Sheet Data
Book Value Per Common Share	$12.29	$12.01	$11.84	$12.91
Loan Loss Reserve to Loans	2.36%	2.36%	2.47%	2.43%
Loan Loss Reserve to Non-performing Loans	48.28%	47.25%	58.05%	60.55%
Nonperforming Assets to Total Assets	3.27%	3.54%	3.12%	3.05%
Tangible Common Equity Ratio	6.28%	6.03%	5.80%	5.34%
Outstanding Shares	20,136,362	20,136,362	20,136,362	20,136,362

	June 30	March 31	December 31	June 30
	2010	2010	2009	2009
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$421	$1,055	$3,279	$2,218
Non-accrual Loans	85,399	89,999	77,074	76,302
Other Real Estate Owned	7,501	10,107	10,386	10,869
Total Nonperforming Assets	$93,321	$101,161	$90,739	$89,389

Net Charge-offs - YTD	$27,462	$13,123	$34,245	$8,832
Net Charge-offs as a % of average loans	3.02%	2.85%	1.73%	0.89%

(1) 2009 ratios exclude a goodwill impairment charge of $45.1 million.

Regulation G Disclosure

This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a goodwill impairment charge during the three month and six month periods ended June 30, 2009.  The Company believes that excluding the after-tax effect of this charge will provide investors with a basis to compare the Company’s core operating results in the second quarter of 2010 to the second quarter of 2009 without the material distortions caused by this non-operating charge.  The following table reconciles the non-GAAP financial measure “Net Income Excluding Goodwill Impairment Charge” with Net Income calculated in accordance with GAAP.

	Qtr. Ended	EPS
	6/30/09	Impact
Net Income as Reported	$(38,069)	$(1.93)
Goodwill Impairment Charge, Net of Income Tax	(40,191)	(2.00)
Net Income Excluding Goodwill Impairment Charge	$2,122	$.07

	Six Months
	Ended	EPS
	6/30/09	Impact
Net Income as Reported	$(36,891)	$(1.90)
Goodwill Impairment Charge, Net of Income Tax	(40,191)	(2.00)
Net Income Excluding Goodwill Impairment Charge	$3,300	$0.10

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.